EX-23M(3)- AMENDED PLAN OF DISTRIBUTION FOR CLASS C SHARES

                          AMENDED PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1

                                 CLASS C SHARES
                                  JULY 1, 2000
                          AS AMENDED FEBRUARY 12, 2002

WHEREAS, Quaker Investment Trust, an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"),engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the"1940 Act"); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets (the "Portfolio"); and

WHEREAS, as of the date of this amendment, the Trust offers the following series of such Shares:

Quaker Core Equity Fund;
Quaker Aggressive Growth Fund;
Quaker Mid-Cap Value Fund;
Quaker Small-Cap Value Fund;
Quaker Small-Cap Growth Fund;
Quaker Fixed Income Fund;
Quaker High Yield Fund;
Quaker-Long Bow Science & Technology Fund;
Quaker-Horizon Dow 30 Plus Fund;
Quaker Capital Opportunities Fund;
Geewax Terker Core Value Fund; and
Quaker Global Biotech + Fund

WHEREAS, the Trust has further divided each series of the Trust into various Classes of Shares, each representing an undivided proportionate interest in the portfolio of each series and differing in sales charges and ongoing fees and expenses; and

WHEREAS, each series of the Trust offers Class C Shares, which Class is sold to the public without front-end sales charges, but with a contingent deferred sales charge; and

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WHEREAS,  the  Trustees of the Trust as a whole,  and the  Trustees  who are not interested persons of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan of Distribution Pursuant to Rule 12b-1 (the "Plan") or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders, have approved the Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

     1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Class C Shares of each series of the Trust, which activities may include, but are not limited to, the following:

          (m) payments to the Trust's Investment Adviser and to securities dealers and others in respect of the sale of Class C Shares of each series of the Trust;

          (n) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class C Shares of each series of the Trust or who render shareholder support services not otherwise provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in each series of the Trust, and providing such other shareholder services as the Trust may reasonably request;

          (o) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

          (p)  preparation, printing and distribution of sales literature;

          (q)  preparation,   printing  and  distribution  of  prospectuses  and
               statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; and

          (r) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

     The Trust is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Class C Shares of each series of the Trust, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2. Maximum Expenditures. During the period in which this Plan is effective, the Trust shall pay to Quaker Funds, Inc. ("QFI") a fee for shareholder servicing activities in an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the Class C Shares of each series of the Trust. Further, the Trust shall also pay to Quaker Funds, Inc. a monthly fee for distribution activities in an amount calculated at the rate of 0.75% per annum of the average daily net asset value of the Class C Shares of each series of the Trust.

Notwithstanding the foregoing, the expenditures to be made by the Trust pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, and in no event may such expenditures paid by the Trust as service fees exceed an amount calculated at the rate of 0.25% of the average annual net assets of the Class C Shares of any series of the Trust, nor may such expenditures paid as distribution fees to any person who sells Class C Shares of any series of the Trust exceed an amount calculated at the rate of 0.75% of the average annual net asset value of such Shares. At the request of QFI, such payments for distribution and/or shareholder servicing activities may be made directly by the Trust to other persons with which the Trust has entered into agreements related to this Plan.

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3.   Term and  Termination.  (a) This Plan became effective as of the 1st day of
     July, 2000. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both
     (i) the Trustees of the Trust and (ii) the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on such approval. (b) This Plan may be terminated at any time with respect to any series of the Trust by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Class C Shares of such series as defined in the 1940 Act.

4. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof for any series of the Trust unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Class C Shares of such series, as defined in the 1940 Act, with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees of the Trust, and the Trustees shall review quarterly, a written report of the amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

7. Record keeping. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreements or such reports for the first two years will be maintained in an easily accessible place.

8. Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term "Quaker Investment Trust" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this Plan has been authorized by the Trustees, and this Plan has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.

IN WITNESS THEREOF, the Trustees of the Trust, including a majority of the Non-Interested Trustees, have renewed this Plan and the amendments made thereto, such amendments having been deemed to be non-material, at a meeting held on May 9, 2002.

QUAKER INVESTMENT TRUST


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Laurie Keyes
Secretary